AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996

                                                    REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  -------------

                             INFINITE MACHINES CORP.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                               52-1490422
(State or Other Jurisdiction                                (I.R.S. Employer
  of Incorporation or                                        Identification
     Organization)                                               Number)


                       923 Incline Way, #9, P. O. Box 8219
                          Incline Village, Nevada 89452
                                 (702) 831-4680
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)
                          -----------------------------

                                 Carle C. Conway
                Chairman of the Board and Chief Executive Officer
                       923 Incline Way, #9, P. O. Box 8219
                          Incline Village, Nevada 89452
                                 (702) 831-4680
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                  Please send copies of all correspondence to:

                              Kenneth S. Rose, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                          New York, New York 10022-2605
                          Telephone No. (212) 838-5030
                             Fax No. (212) 838-9190


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement
                               becomes effective.
                              --------------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

                         CALCULATION OF REGISTRATION FEE


- ------------------------------------------------------------------------------------------------
  Title of Each      Amount to be          Proposed            Proposed            Amount of
    Class of          Registered           Maximum              Maximum         Registration Fee
   Securities                           Offering Price    Aggregate Offering
to be Registered                        Per Share (1)          Price (1)
- ------------------------------------------------------------------------------------------------
Common Stock
 $.001 par value    189,437 shares          $5.25              $994,544             $342.95

- ------------------------------------------------------------------------------------------------


================================================================================

- -----------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Small-Cap System on June 7, 1996 of $5.25.

================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1996.


                                   PROSPECTUS

                 189,437 SHARES OF COMMON STOCK, $.001 PAR VALUE

                             INFINITE MACHINES CORP.

     This Prospectus relates to the public offering of shares of common stock (the "Shares") of Infinite Machines Corp. (the "Company") which may be offered by certain shareholders (the "Selling Shareholders"). The Shares were issued by the Company upon conversion by the Selling Shareholders of the Company's 7% convertible subordinated debentures. The Shares be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). To the extent required information regarding the specific Shares to be offered to and sold, the names of the Selling Shareholders, the public offering price, the names of any such agent, dealer or underwriter and any applicable commissions or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus supplement. See "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company.

                       ---------------------------------

            THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         See "Risk Factors" at page 12.

                       ----------------------------------

     The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Small Cap Market System under the symbols "IMCI". On June 7, 1996 the last sales price of the Shares on the NASDAQ Small Cap System was $5.375.

                     --------------------------------------

     The Selling Shareholders and any broker/dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act of 1933 as amended (the "Securities Act") and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                         ------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


             The date of this Prospectus is _____________ __, 1996.


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set fourth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended on Form 10-KSB/A, filed pursuant to Section 13 of the Exchange Act, (2) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 filed pursuant to Section 13 of the Exchange Act, (3) the Company's Proxy Statement dated June 9, 1995 for the 1995 Annual Meeting of Stockholders of the Company filed pursuant to Section 14 of the Exchange Act, and (4) the description of the Company's Shares contained in its Registration Statement on Form S-1 filed with the Commission on September 14, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Infinite Machines Corp., 923 Incline Way, #9, P. O. Box 8219, Incline Village, Nevada 89452; telephone number (702) 831-4680.

                                   THE COMPANY

     Infinite Machines Corp. (the "Company" or "Infinite") achieved its first sales in July 1994. Prior to that time, the Company was a development stage enterprize from its inception in 1986, engaged exclusively in the development of rotary engines primarily for marine applications. In October 1993, the Company consummated its initial public offering. In July 1994, Infinite acquired HGG Laser Fare, Inc. ("Laser Fare"), a Rhode Island corporation. Laser Fare is engaged in two activities: contract laser materials processing and advanced manufacturing technology.

     The Company's contract laser materials processing consists of laser machining, laser welding, laser drilling and laser engraving. Lasers excel at applications which cannot be done with traditional machining processes. Lasers are used to cut holes of dimensions and shapes of which mechanical drills are incapable and in materials which mechanical cutting equipment cannot penetrate. Lasers can also produce various shaped holes and can be programmed to cut multiple holes in a cost efficient manner. Lasers can easily cut advanced materials like carbon fiber or Kevlar composites or metal matrix composites. In most instances, lasers are used when more conventional processes may not work or are too costly.

     Laser Fare was a pioneer in laser materials processing and it has developed certain of the equipment and processes which it employs. Through its Advanced Technology Group, Laser Fare provides research and development services, in the laser and advanced manufacturing fields, to industrial customers. Laser Fare has been awarded several Cooperative Research and Development Arrangements ("CRADAs") with governmental laboratories in which Laser Fare is the industrial partner. These CRADAs are a key part of the federal government's technology transfer program. The goal of the program is to transfer and implement technology developed in Department of Defense and in Department of Energy National Laboratories to industry for the purpose of increasing the international competitiveness of the United States manufacturing industry. The Company receives no cash compensation for participating in the CRADAs but does receive ownership rights in the developed technology that can be used internally, licensed to others, or developed further. The Company is obligated pursuant to the CRADAs to contribute a combination of its labor and facilities in fulfillment of its material obligations. At present, and on a projected basis, the Company's participation in CRADA programs will not require it to incur any large material incremental labor or facilities expense.

     Currently, the Advanced Technology Group is focused on two major projects in addition to its CRADA participation; one is to develop methods to reduce the time required to develop new consumer products (involving rapid prototyping and rapid tool fabrication). The second project relates to new technology approaches for gas turbine ignition. Both of these projects will span a period of several years and are funded on an ongoing basis by major U.S. industrial firms.

     In September 1995, the Company suspended operations of its rotary engine business due to continuing delays in the EPA's implementation of proposed marine engine emission regulations.

     Furthermore, in December 1995, the Company disposed of its wholly-owned subsidiary, FTD Infinite Limited, through a stock transaction.

                              HGG Laser Fare, Inc.

     The Company acquired HGG Laser Fare, Inc. (Laser Fare) on July 1, 1994 for 520,000 shares of restricted Company Common Stock. During 1995 an additional 89,502 shares were issued based upon Laser Fare's results of operations during 1994. Up to an additional 160,000 shares may be issued based upon Laser Fare's operating performance during the first six months of 1996.

General Description of the Business

     Laser Fare is engaged in the activities of contract laser materials processing and advanced manufacturing technology.

     Laser Fare's contract laser materials group has 15 multi-axis laser machining centers of various powers and capabilities, which are used to perform a wide variety of manufacturing operations. Examples of operations performed are welding and drilling of gas turbine airfoils, machining of combustion chamber components for aircraft engines, welding of automotive transmission gears, welding of disposable cutting devices used in arthroscopic surgery, cutting special lenses for sunglasses and engraving on decorative, medical and industrial components. In addition to laser processing, some assembly operations are performed. Laser Fare is certified by all the major domestic producers of gas turbines and is FAA certified for repairs of aircraft gas turbine engines components. During 1995, four new laser machines were acquired and several older machines were upgraded. Management believes that these investments will improve productivity and expand capacity and capability.

     Laser machining was first used in the advanced technology and automotive segments of industry during the early 1980s. Since that time, practical knowledge of the process has become more widespread. Today, lasers are commonly used in the aerospace, medical, power generation, automotive, and many other industries. These groups, aerospace, medical and power generation, represent approximately 75% of Laser Fare's sales volume.

     Acceptance of laser materials processing is growing rapidly as knowledge of the process becomes more wide spread and as laser capabilities are increasingly incorporated into production designs.

Advanced Technology

     Laser Fare was a pioneer in the laser materials processing business and has participated heavily in the growth of the industry. Key staff members and the Company itself are well known and highly regarded within the industry. The Company has built a technical business from these contacts and other relationships. These agreements and working relationships have allowed the Company to engage contractually with major U.S. corporations and National Laboratories, such as Los Alamos and Lawrence Livermore Laboratory. Currently, Laser Fare participates in two major industrial sponsored programs and in several with the National Laboratories. The current industrial programs involve development of rapid manufacturing systems and advanced jet engine ignition techniques. These programs are funded through a variety of sources including, Cooperative Research and Development Agreements (CRADA) with the Department of Energy, through government contracts of other types and through contracts from large corporate partners.

Sales and Marketing

     Historically, Laser Fare has been strongly aligned with the aerospace industry, with well over half of its work performed on jet engine parts. Since Infinite's acquisition, a marketing effort has been undertaken to broaden the customer base. In 1996, the medical equipment industry will be Laser Fare's largest customer group, followed by the power generation industry, including jet engines. Other customers are in the fields of electronics, automotive and silverware. The Company's customers include such companies as General Electric Corporation, United Technologies Corporation and Allied Signal Corporation.

     Laser Fare markets directly to customers and through independent sales representatives. The bulk of sales have been generated in the northeastern, southeast and midwest areas of the United States.

Competitive Factors

     The laser contract materials processing industry consists of a fairly large number of small, mostly privately owned companies which Laser Fare competes with based upon its reputation for quality and timely performance and cost factors.

                             Infinite Engines Corp.

     The Company has completed development of a 110 hp rotary engine. The engine is compact, lightweight and, most importantly, produces low levels of exhaust pollutants. Management believes that when strict exhaust emission regulations become effective for boats and personal watercraft, a demand for engines of this type will develop. The EPA has recently indicated that its proposed marine engine emission regulations will not be issued until mid, 1996 at the earliest. In addition, the EPA has indicated that the regulations as issued may not be as restrictive as previously indicated in drafts circulated for comment.

     The Company has not been able to obtain orders for the engine, and management believes that the likelihood of receiving significant orders is small, until the stricter emission regulations become effective. Therefore, in September 1995 the Company decided to suspend operations of the Engine subsidiary in order to reduce cash demands. Management believes there may be future demand for an engine of the type the Company has been developing and engine work may be reinstituted at an appropriate time in the future. In the meantime, the Company intends to concentrate application of its resources to the expansion of its laser manufacturing technology and laser application businesses.

     All development and manufacturing efforts relative to the Company's engines have been stopped and the personnel have been laid off. Sales efforts relative to the engine are continuing at the senior management level and primarily involve ongoing monitoring of potential market demand. Costs of this sales effort are minimal. Continuing engine related costs are restricted to those associated with storage and preservation of the engine hardware and equipment and for compliance with continuing leases.

     In light of developments during the fourth quarter of fiscal 1995, management determined that the most likely commercial transaction which it may enter into in connection with its engines would be the licensing of manufacturing rights to others and would not involve the Company's participation in the manufacturing of engines. Accordingly, management has concluded that significant doubt exists as to whether recovery of its investment in the engine technologies and equipment will be fully realized.

As a consequence, the fourth quarter of fiscal 1995 operating results included a pre-tax charge to write down the engine assets to their estimated net realizable value.

                                  RISK FACTORS

     An investment in the securities offered hereby is highly speculative and subject to a high degree of risk and only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following factors, in analyzing this offering.

Accumulated Deficit; Working Capital Deficit; Independent Auditor's Report Comments Regarding Company's Ability to Continue as a Going Concern; Need For Additional Financing

     At March 31, 1996, the Company had an accumulated deficit of $8,258,065 and a working capital deficit of approximately $57,938 and losses from operations are continuing. Further, the report of the Company's independent auditors in connection with the Company's consolidated financial statements at December 31, 1995 contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the independent auditors as raising substantial doubt as to the Company's ability to continue as a going concern are that the Company has suffered recurring losses and that its current liabilities exceeded current assets. The Company's planned research and development activities, is expected to result in substantial expenditures and losses for the foreseeable future, and there can be no assurance that the Company will ever have significant revenues or achieve profitable operations.

Development Stage Company; Possibility of Delays or Inability to Sell and Deliver Initial Product and Proposed Products

     The Company has been in the development stage since its formation in October 1986. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing delays and costs, the competitive and regulatory environment in which the Company plans to operate, marketing problems and additional costs and expenses that may exceed current estimates. The Company has been engaged primarily in research and development activities since its inception and has not yet demonstrated that it can sell, produce and ship products in sufficient quantity or provide services in such amounts to be profitable. There can be no assurance that the Company's products or services will prove to be commercially viable or can be successfully marketed, or that the Company will ever achieve significant revenues.

Liquidity Problems; Additional Financing Requirements

     The Company currently lacks the liquid assets to discharge its operating expenses. In the past the Company has met its capital and operating requirements through public and private sales of equity and through borrowings from a shareholder and unaffiliated lenders. The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all. If such be the case the Company would be forced to curtail or even suspend its remaining operations.

Suspension of Operations of Engines Subsidiary

     The Company has been unable to obtain contracts for its low emission rotary engine and based on indications that the United States Environmental Protection Agency (the "EPA") may not issue its proposed stricter marine engine emissions regulations until mid 1996 at the earliest (later than previously projected by the EPA), in September 1995 the Company suspended operations of its Engines subsidiary. Though work on the rotary engine may be reinstated if market conditions change, the rotary engine represented the only product being developed by the Company. The other businesses in which the Company is engaged all involve the rendition of services and at the moment the fortunes of the Company are dependent on the success of these other lines of business. By becoming dependent on the continuing businesses, the Company is more vulnerable to failure if any of the surviving lines do not produce as expected.

Vulnerability of Service Businesses

     With the suspension of the Engines operations the Company's sole revenues will be generated by the services offered by the Company's other divisions, namely, laser contract material processing services and laser consulting services. The Company has yet to establish itself as a recognized leader in providing any of these services, most of which are being rendered under short-term contracts which can be terminated or not renewed by the party or parties receiving the services. In addition, the business of providing services is always subject to interruptions by external factors which can further impair revenues. For all of these reasons there can be no assurance that the Company's revenues from its service businesses will improve or even that its existing revenues will be maintained.

Uncertainty of Laser Business

     The Company's current laser business is subject to a number of risks including the need for additional financing to fund acquisitions and expansion, technical obsolescents of its processes and equipment, increased competition and dependence upon, and need for, qualified personnel. There is no assurance that the Company's current laser business will operate profitable in future periods.

Dependence Upon, and Need for, Key Personnel; Possible Adverse Effect if Key Personnel Are Not Retained

     The Company's success will depend, in large part, on its continued ability to attract and retain highly qualified engineering, marketing and business personnel. Competition for qualified personnel may be intense and the Company will be required to compete for such personnel with companies having substantially greater financial and other resources. The Company's inability to attract and retain such personnel could have a material adverse effect upon its business. Further, the Company is dependent on certain management personnel for the operation and development of its business, particularly Carle C. Conway, the Chairman of the Board, Chief Executive Officer, and a principal beneficial shareholder of the Company and Clifford G. Brockmyre, the President, Chief Operating Officer and a principal beneficial shareholder of the Company. Although the Company has obtained key man insurance in the amount of $1,000,000 on the life of Mssrs. Conway and Brockmyre, the loss or a reduction in the time devoted by Mr. Conway or Mr. Brockmyre to the Company's business could have a material adverse effect on the Company's business.

Intense Competition and Rapid Technological Change

     The Company is engaged in rapidly evolving and highly competitive fields. Competition is intense and expected to increase. Most of the companies in competition with the Company have substantially greater capital resources, research and development staffs, facilities and experience in the furnishing of services. These companies, or others, could undertake extensive research and development in laser technology and related fields which could result in technological changes not yet adopted by the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies in these fields which will enable them to offer laser services more advanced and less costly than any offered by the Company or which could render the Company's technologies obsolete.

Lack of Patent Protection; Patent Infringement

     The Company holds no patents and has not filed any patent applications for its technology or products. The Company employs various methods, including confidentiality agreements with employees to protect its proprietary know-how. Such methods may not afford complete protection, however, and there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. If patent applications are filed by the Company, there can be no assurance that any patents will be granted, or that if granted such patents would provide the Company with meaningful protection from competition. In addition, there can be no assurance that the application of the Company's technologies will not infringe upon the patent rights of others. The Company has not conducted any patent searches or obtained an opinion of patent counsel regarding its technologies. The Company may be forced to expend substantial resources if it is required to defend against any such infringement claims.

Control of the Company

     The officers, directors and principal shareholders of the Company control an aggregate of approximately 41.7% of the Company's outstanding Shares, and thus are effectively able to elect all of the Company's directors and to control the affairs of the Company.

Loss Carryforward

     At December 31, 1995, the Company had approximately $9,819,000 in available net operating losses for federal tax reporting purposes which may be carried forward to offset future years taxable income subject to certain limitations. Due to a greater than 50% change in stock ownership during 1993 the utilization of net operating loss carryforward generated to the date of such change is limited. Moreover, other shareholder changes including the possible issuance by the Company of additional shares in one or more financings may further limit the utilization of the operating loss carryforward.

                               RECENT DEVELOPMENTS

Private Placement Financing.

     During 1996 The Company issued $200,000 of Subordinated Convertible Debentures in private placement transactions. The Debentures bear interest at the rate of 7% per annum until maturity five years following issuance. The Debentures are convertible into Shares at a conversion price equal to 80% of the average closing bid price of the Shares on the ten trading days preceding conversion. Through June 7, 1996, $100,000 of principal amount of such debentures had been converted into 38,929 Shares.

                              SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of June 6, 1996, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders were an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                            Percentage
                          Number of                                         of Shares
                           Shares       Number of       Number of Shares    Beneficially
                        Beneficially   Shares that     Beneficially Owned   Owned After
Selling Shareholders        Owned       May Be Sold    After the Offering   the Offering
- --------------------        -----       -----------    ------------------   ------------
Avarian Partners           47,222        47,170                  52              *
Brad Butler                38,929        38,929                   0              *
Thomas Chess               10,836         9,531               1,305              *
Glen Emig                  18,197         7,943              10,254              *
Craig Fischer              18,417        18,417                   0              *
David Lanter               13,641         9,137               4,504              *
Barry Shemaria              8,306         7,902                 404              *
Reed Slatkin               31,447        31,447                   0              *
Richard Sowers             18,961        18,961                   0              *

- ----------

*    less than one-percent

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The Shares may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any underwriters, dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid; by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions or other items constituting compensation received from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders. The expenses payable by the Company are estimated to be $10,000.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Shares is American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                             REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its shareholders, including financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep shareholders informed of the Company's operations.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022-2605.

                                     EXPERTS

     The 1995 financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, as amended, have been audited by Freed Maxick Sachs & Murphy PC, independent auditor, as set forth in the report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern as described in
Note 2 to the financial statements) incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration Fee .....................................      $    342.95
Printing expenses ........................................      $  2,500.00*
Accounting fees and expenses .............................      $  1,000.00*
Legal fees and expenses ..................................      $  5,000.00*
Miscellaneous expenses ...................................      $  1,157.05*

    Total ................................................      $ 10,000.00*
                                                                -----------

*    estimated

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     The Company's Certificate of Incorporation provides as follows:

     "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) or any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right to Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify against such expense, liability or loss under the Delaware General Corporation Law."

Item 16. Exhibits

Exhibit No.       Description
- -----------       -----------
5.1               Opinion of Morse, Zelnick, Rose & Lander, LLP as to
                  legality of the securities being registered.*

23.1              Consent of Freed Maxick Sachs & Murphy, PC*

23.3              Consent of Morse, Zelnick, Rose & Lander, LLP
                  (included in Exhibit 5.1)

25.1              Power of Attorney*

- ----------
*   Filed herewith.

Item 17. Undertakings

A. The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (5) For the purpose of determining any liability under the Securities, each post-effective amendment that contains a form of prospectus shall be deemed to be the initial bona find offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Incline Village, Nevada on the 7th day of June 1996.

                                        INFINITE MACHINES CORP.


                                        By:/s/Carle C. Conway
                                           -----------------------------------
                                              Carle C. Conway, Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carle C. Conway, Kenneth S. Rose, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in he capacities and on the dates indicated.

Signatures                               Title                         Date
- ----------                               -----                         ----


/s/ Carle C. Conway              Director, Chairman of the Board    June 7, 1996
- ---------------------------      and Chief Executive Officer
    Carle C. Conway


/s/ Clifford G. Brockmyre        Director, President                June 7, 1996
- ---------------------------      and Chief Operating Officer
    Clifford G. Brockmyre


/s/ Daniel T. Landi              Principal Financial                June 7, 1996
- ---------------------------      and Accounting Officer
    Daniel T. Landi


/s/ Robert J. Sherwood           Director                           June 7, 1996
- ---------------------------
    Robert J. Sherwood


/s/ James R. Rowe.               Director                           June 7, 1996
- ---------------------------
    James R. Rowe